Exhibit 99.1

News Release

Rogue Wave Software Adopts Stockholder Rights Plan

BOULDER, CO., January 6, 2003 — The Board of Directors of Rogue Wave Software, Inc. (NASDAQ:RWAV) announced that it has adopted a stockholder rights plan. Under the plan, the company will distribute as a dividend one right for each share of the company’s common stock outstanding on January 16, 2003. Each right will entitle its holder to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $14.16, subject to adjustment.

The rights will become exercisable only if, subject to certain exceptions, a person or group acquires beneficial ownership of 15 percent or more of the company’s outstanding common stock or announces a tender or exchange offer which, if completed, would result in that person or group beneficially owning 15 percent or more of the company’s outstanding common stock.

The company will be entitled to redeem the rights at $.001 per right, subject to adjustment, at any time prior to an event triggering the exercisability of the rights.

If a triggering event occurs, each right, except those held by the stockholder or group that causes the event, which become void, would become exercisable for the company’s common stock having a market value equal to twice the rights exercise price (subject to possible adjustments).

The rights plan is designed to protect the value of the company’s stockholders’ interests in the event of an unsolicited attempt by an acquirer to take control of the company in a manner or on terms not approved by the company’s board. “We believe that this plan is a prudent step in protecting the interests of Rogue Wave’s stockholders,” said John Floisand, Rogue Wave’s Chairman and Chief Executive Officer. Takeover attempts frequently include coercive tactics to deprive the company’s board and its stockholders of the ability to maximize stockholder value. The rights have been declared in order to deter such tactics, and are not intended to, and will not, prevent a takeover of the company.

However, the rights should encourage anyone seeking to acquire the company to negotiate with the board prior to attempting a takeover.

Floisand continued, “As with many other companies in our industry, our stock price has been depressed in recent months. We believe that this fact, coupled with our company’s strong cash position, has resulted in a number of unsolicited inquiries and a recent unsolicited proposal regarding an acquisition of the company. As we previously announced, our Board has been examining the strategic options for the company. As a result of that review, the Board has determined that the company should pursue a long term strategy of maximizing stockholder value through internal growth, strategic partnerships or acquisitions. We are currently working on a number of new opportunities to facilitate the future growth and success of the company. The rights plan will enable us to proceed to execute our business plan in an orderly fashion.”

The rights distribution is not taxable to the company or its stockholders and has no dilutive effect. A detailed description of the rights has been filed with the Securities and Exchange Commission. A summary of the rights will be mailed to the company’s stockholders.

About Rogue Wave Software

Rogue Wave Software, Inc. (Nasdaq: RWAV - News) is a leading global software and consulting services company. Its large-scale, platform-independent business frameworks, components and services provide the fastest way to deliver durable mission-critical applications. Today more than 300,000 developers at the world’s leading companies use Rogue Wave products to develop comprehensive, enterprise-level general business and e-business applications. With headquarters in Boulder, Colo., Rogue Wave has offices located throughout the United States, Europe and Asia and can be found on the Internet at www.roguewave.com.

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